EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the registration statement on Form F-9 (File No. 333-157389, the “Registration Statement”) of our audit report dated February 4, 2009 on the consolidated balance sheets of Husky Energy Inc. as at December 31, 2008, 2007 and 2006 and the consolidated statements of earnings and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Chartered Accountants Calgary, Canada February 26, 2009

KPMG LLP, a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.

KPMG Canada provides services to KPMG LLP.